Exhibit 99.(e)

DISTRIBUTION REINVESTMENT PLAN OF NEW FS SPECIALTY LENDING FUND

New FS Specialty Lending Fund, a statutory business trust formed under the laws of the State of Delaware (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to cash dividends or distributions (each, a “Distribution”) declared by its Board of Trustees (the “Board of Trustees”) on its common shares of beneficial interest, par value $0.001 per share (the “Common Shares”):

Unless a shareholder specifically elects to receive cash in accordance with the Plan, all Distributions declared after the effective date hereof by the Board of Trustees shall be payable in Common Shares, and no action shall be required on such shareholder’s part to receive a Distribution in Common Shares. SS&C GIDS, Inc., the plan administrator and the Fund’s transfer agent and registrar (collectively the “Plan Administrator”), will establish an account for Common Shares received pursuant to the Plan for each shareholder who has not affirmatively elected to receive Distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s Common Shares, together with the Common Shares of other Participants in the Plan Administrator’s name or that of its nominee.

Such Distributions shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board of Trustees to shareholders of record at the close of business on the record date(s) established by the Board of Trustees for such Distribution.

(A)          Following the date of the listing of Common Shares for trading on a national securities exchange, with respect to each Distribution pursuant to the Plan, the Fund reserves the right to either issue new Common Shares or purchase Common Shares in the open market for the accounts of Participants in connection with implementation of the Plan. Unless the Fund, in its sole discretion, otherwise directs the Plan Administrator:

if the Market Price (as defined below) is equal to or greater than NAV (as defined below), then the Fund shall issue Common Shares at the greater of (i) NAV or (ii) 95% of the Market Price; or

if the Market Price is less than NAV, then, in the sole discretion of the Fund, (x) Common Shares shall be purchased in open market transactions for the accounts of Participants to the extent practicable, or (y) the Fund shall issue Common Shares at NAV.

The number of Common Shares to be issued to a Participant is determined by dividing the total dollar amount of the Distribution payable to the Participant by the price at which the Fund issues such Common Shares pursuant to Section 3.(A)(i), 3.(A)(ii)(x) or 3.(A)(ii)(y), as applicable. Common Shares purchased in open market transactions pursuant to Section 3.(A)(i) will be allocated to a Participant based on the average purchase price, excluding any brokerage charges or other charges, of all Common Shares purchased in the open market with respect to such Distribution. “Market Price” means the market price per share of the Common Shares at the close of regular trading on the New York Stock Exchange or any other exchange or inter-dealer quotation system that represents the principal trading market for the Common Shares (the “Principal Trading Market”) on the Payment Date, or if no sale is reported for such day, the average of the reported bid and asked prices. “NAV” means the net asset value per share (as estimated in good faith by the Fund and rounded up to the nearest whole cent) of Common Shares on the Payment Date.

A shareholder may, however, affirmatively elect to receive such shareholder’s Distributions in cash. Except as may otherwise be permitted by the Fund in its sole discretion, the election will be effective immediately if such shareholder notifies the Plan Administrator in writing not less than 10 days prior to the record date fixed by the Board of Trustees for the next Distribution; otherwise, such election will be effective only with respect to any subsequent Distribution. Such election shall remain in effect until the shareholder shall notify the Plan Administrator in writing of such shareholder’s withdrawal of the election, which withdrawal will be effective immediately if such shareholder notifies the Plan Administrator in writing not less than 10 days prior to the record date fixed by the Board of Trustees for the next Distribution; otherwise, such withdrawal will be effective only with respect to any subsequent Distribution.

The Plan Administrator will confirm to each Participant each issuance or acquisition made pursuant to the Plan on such Participant’s behalf as soon as practicable, but not later than the next quarterly statement issued to such Participant. Although each Participant may from time to time have a fractional interest (computed to three decimal places) in a share of Common Shares of the Fund, no certificates for a fractional share will be issued. However, Distributions on fractional shares will be credited to each Participant’s account.

The Plan Administrator or another agent designated by the Fund will forward to each Participant any proxy solicitation materials related to the Fund and each report or other communication of the Fund delivered to shareholders, and will vote any Common Shares held by it under the Plan in accordance with the instructions set forth on proxies returned to the Fund by Participants.

In the event that the Fund makes available to its shareholders rights to purchase additional Common Shares or other securities, the Common Shares held by the Plan Administrator for each Participant under the Plan will be added to any other Common Shares held by the Participant in calculating the number of rights to be issued to the Participant.

There will be no brokerage charges or other sales charges on newly-issued Common Shares acquired by a shareholder under the Plan. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid by the Fund. If a Participant elects by written notice to the Plan Administrator to have the Plan Administrator sell part or all of the Common Shares held by the Plan Administrator in the Participant’s account and remit the proceeds to the Participant, whether upon termination of the Plan by the Fund, termination by a Participant of such Participant’s account under the Plan or otherwise, the Plan Administrator shall be authorized to deduct from the proceeds a $20.00 transaction fee for each transaction requested by a Participant, plus any applicable brokerage commission.

The Plan Administrator or applicable brokerage firm will be responsible for generating or providing a Form 1099-DIV or any related tax forms associated with any Distributions that are reinvested or paid out.

Each Participant may terminate such Participant’s account under the Plan by so notifying the Plan Administrator in writing. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than 10 days prior to the record date fixed by the Board of Trustees for the next Distribution; otherwise, such termination will be effective only with respect to any subsequent Distribution. The Plan may be terminated or suspended from time to time by the Fund at any time in its sole and absolute discretion. During any suspension of the Plan, all Distributions declared by the Board of Trustees shall be payable in cash. The Plan may be reactivated following any suspension by the Fund upon notice of such reactivation in a Form 8-K filed with the Securities and Exchange Commission (“SEC”). Upon any termination of the Plan by the Fund or by a Participant of such Participant’s account under the Plan, the Plan Administrator will cause whole Common Shares held for the Participant under the Plan to be credited to the Participant in book-entry form with the Fund’s transfer agent and a cash adjustment for any fractional shares to be paid to the Participant at the market price per share of Common Shares at the close of regular trading on the Principal Trading Market on the date of such termination. If no sale is reported on the Principal Trading Market on the date of such termination, then the market price for the purpose of the payment of the cash adjustment for any fractional shares shall be the average of their electronically-reported bid and asked prices on the Principal Trading Market on such termination date. The Plan Administrator shall be authorized to deduct a $20.00 transaction fee, plus any applicable brokerage commission.

These terms and conditions may be amended or supplemented by the Fund at any time. The amendment or supplement shall be in a current report on Form 8-K filed with the SEC, and shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of such Participant’s account under the Plan. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under the terms and conditions agreed upon by the Fund. Upon any such appointment of any agent for the purpose of receiving Distributions, the Fund shall be authorized to pay to such successor agent, for each Participant’s account, all Distributions payable on Common Shares held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

These terms and conditions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principals or rules thereof, to the extent such principals would require or permit the application of the laws of another jurisdiction, and the Investment Company Act of 1940, as amended (the “1940 Act”). In the event of a conflict, the applicable provisions of the 1940 Act shall control.

Effective Date: March 26, 2025